Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Place of Incorporation
Subsidiaries
Xunlei Network Technologies Limited	BVI
Xunlei Network Technologies Limited	HK
Giganology (Shenzhen) Ltd.	PRC
Variable Interest Entity
Shenzhen Xunlei Networking Technologies Co., Ltd.	PRC